Exhibit 10.17

AGREEMENT TO CONVERT DEBT INTO EQUITY

This Agreement to Convert Debt into Equity (“Agreement”) is made as of April 1, 2011, by and between the Pacific Entertainment Corporation, a California corporation (the “Company”), and Isabel Moeller, an individual (“Ms. Moeller” and collectively with the Company, the “Parties”).

WHEREAS, on September 30, 2010, the Company issued that certain promissory note to Ms. Moeller wherein Ms. Moeller agreed to extend the maturity date for repayment of all accrued interest and principal then owed her by the Company pursuant to previously issued notes in the amount of $377,323.07, including accrued but unpaid interest (the “Debt”) to December 31, 2012 and agreed to a revised rate of 6% per annum (the “Note”); and

WHEREAS, Ms. Moeller desires to invest $200,000 in the Company’s current private placement of restricted, no par value common stock (the “Common Stock”), which is being offered pursuant to applicable exemptions from registration to accredited investors only at a purchase price of $0.20 per share (the “Offering”); and

WHEREAS, it is the desire of the Parties that $200,000 of the principal balance of the Debt be converted into 1,000,000 shares of the Common Stock in lieu of Ms. Moeller making cash payment for the Common Stock in the Offering; and

NOW THEREFORE, in consideration of the covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Conversion of the Debt into the Shares.  Ms. Moeller and the Company hereby agree that, effective April 1, 2011, $200,000 of the principal balance of the Debt shall be converted into 1,000,000 shares of restricted Common Stock (the “Shares”).  No fractional shares will be issued in the conversion.  After the conversion, the principal balance of the Debt shall be reduced by $200,000 and such portion of the Debt shall no longer be outstanding and is hereby extinguished in its entirety.

2.           Representations and Warranties of Ms. Moeller.  The conversion of the Debt is conditioned upon Ms. Moeller submitting all required subscription documents in the Offering, including verification of her status as an “accredited investor” pursuant to Rule 501(a) of the Securities Act of 1933, as amended, and all representations and warranties required thereby.  Ms. Moeller further represents and warrants as follows:

a.           Ms. Moeller has the power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.

b.           Ms. Moeller is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and Ms. Moeller represents and warrants to the Company that:

(i)          Ms. Moeller is not acquiring the Shares as a result of, and Ms. Moeller covenants that she will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Shares;

(ii)         Ms. Moeller is not acquiring the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(iii)        Ms. Moeller is a resident of Portugal; and

(iv)        Ms. Moeller is outside the United States when receiving and executing this Agreement and that Ms. Moeller will be outside the United States when acquiring the Shares.

3.           Miscellaneous.  This Agreement may be executed in any number of facsimile counterparts, all of which shall be but a single original.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  The Parties shall execute and deliver from time to time hereafter, upon written request, all such further documents and instruments and shall do and perform all such acts as may be reasonably necessary to give full effect to the intent of this Agreement.

4.           Governing Law.  This Agreement and all actions arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

Pacific Entertainment Corporation

By:	/s/ Mike Meader
Name:	Mike Meader
Title:	President

Isabel Moeller

/s/ Isabel Moeller
Isabel Moeller